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                                                                     EXHIBIT 5.1

                  [Oppenheimer Wolff & Donnelly LLP Letterhead]


August 31, 2000


Paper Warehouse, Inc.
7630 Excelsior Boulevard
Minneapolis, Minnesota  55426

RE:      PAPER WAREHOUSE, INC.
         REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as counsel to Paper Warehouse, Inc., a Minnesota corporation (the "Company"), in connection with the registration by the Company of 1,500,000 shares (collectively, the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock") and the associated rights to purchase the Shares (the "Rights"), to be offered by the Company in connection with the Company's rights offering (the "Rights Offering") pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 31, 2000 (the "Registration Statement").

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We further assume that all Rights will be granted in accordance with the terms of the Rights Offering as described in the Registration Statement and all Shares issued upon exercise of the Rights will be issued in accordance with the terms of the Rights Offering as described in the Registration Statement.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1. The Company has the corporate authority to issue the Rights and the Shares in the manner and under the terms set forth in the Registration Statement.


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2.   The Shares have been duly authorized and, when issued, delivered to and paid for upon the exercise of the Rights in accordance with the terms of the Rights Offering as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other then the Company, no one is entitled to rely on this opinion.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP